Exhibit 4.15

                            SHARE PURCHASE AGREEMENT

                                     Between

                               Forum Pacific Inc.

                                 ("The Vendor")

                                       And

                                  Mullins Group

                          ("Predecessors in Interest")

                                       And

                          Tracer Petroleum Corporation

                                ("The Purchaser")

                                       For

                              The Sale and Purchase
                                  of 66% of the
                        Issued & Fully Paid Share Capital
                                       of
                             Forum Exploration, Inc.

                                   Philippines

March 11, 2003

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                                      INDEX

CLAUSE                                                                  PAGE NO.
------                                                                  --------
1.  INTERPRETATION                                                             3

2.  CONDITIONS AND RESCISSION                                                  8

3.  SALE OF THE SALE SHARES                                                    8

4.  CONSIDERATION                                                              9

5.  CONDUCT OF BUSINESS PRIOR TO COMPLETION                                    9

6.  WARRANTIES AND UNDERTAKINGS                                               10

7.  MATTERS PRELIMINARY TO COMPLETION                                         11

8.  COMPLETION                                                                12

9.  RESTRICTIVE AGREEMENT                                                     14

10. MANAGEMENT                                                                15

11. FURTHER ASSURANCE                                                         15

12. TERMINATION                                                               15

13. CONFIDENTIALITY AND ANNOUNCEMENTS                                         16

14. NOTICES                                                                   16

15. SEVERABILITY                                                              17

16. CAPACITY                                                                  17

17. ENTIRE AGREEMENT                                                          17

18. AMENDMENTS                                                                18

19. WAIVER                                                                    18

20. COUNTERPARTS                                                              18

21. REMEDIES NOT EXCLUSIVE                                                    18

22. SUCCESSORS AND ASSIGNS                                                    18

23. PROVISIONS TO SURVIVE COMPLETION                                          18

24. COSTS                                                                     18

25. GOVERNING LAW                                                             18

26. JURISDICTION                                                              18

SCHEDULES
---------

1. THE VENDOR

2. THE COMPANY

3. THE LOANS

4. THE PROPERTY

5. TAX INDEMNITY

6. DISCLOSURE LETTER

7. JOINT ESCROW AGREEMENT

8. FIXED ASSETS IN CEBU

THIS SHARE PURCHASE AGREEMENT ("AGREEMENT") is entered into this 11th. day Of March 2003;

BETWEEN:

Forum Pacific Inc., incorporated in the Philippines, having its registered office and principal place of business at 22/F Citibank Tower, 8741 Paseo de Roxas, Makati City, Philippines (The "Vendor");

                                      And

Forum Exploration, Inc., incorporated in the Philippines, having its registered office and principal place of business at 22/F Citibank Tower, 8741 Paseo de Roxas, Makati City, Philippines (The "Company");

                                       And

Tracer Petroleum Corporation, incorporated in Canada, having its registered office and principal place of business at 1113 Laval Avenue SW, Calgary, Alberta, T2T 1L2, Canada ("The Purchaser")

And

Mullins Group, through Eastmark Limited, a Bermuda registered company (hereinafter defined as "Predecessors in Interest").

      The above herein after collectively referred to as "the Parties".

WHEREAS:

(A) The Company (as hereinafter defined) is duly incorporated in the Philippines and has an authorised share capital of PhP 750,000,000 divided into 750,000,000 ordinary shares of PhP 1 each, of which 187,500,000 Shares have been issued and are fully paid up. The Company has no Subsidiaries or Associated Companies.

(B) The Vendor is Forum Pacific Inc. who is the beneficial owners of the number of Sale Shares (as hereinafter defined) and has agreed to sell and the Purchaser has agreed to purchase the Sale Shares upon the terms and conditions hereinafter set out.

(C) Mullins Group through Eastmark Limited are the Predecessors in Interest under the Summary of Terms entered into with the Vendor in August 2002 under the terms of which Mullins Group have the sole rights to acquire 66% of the issued and fully paid Equity Share Capital of the Company under the terms and conditions as referred to herein.

NOW, IT IS HEREBY AGREED AS FOLLOWS:-

1.    INTERPRETATION

1.1 In this Agreement and the Recitals hereto, unless the context otherwise requires: -

      "Accounts"            means the audited balance sheet as at the Last
                            Accounts Date and audited profit and loss account for the year ended on the Last Accounts Date of the Company, including in the case of the Company, the audited balance sheet as at that date and the audited profit and loss account for that year
                            (including the notes thereto) and together with the reports and other documents required by law to be annexed or attached to them;

      "Associate"           means:

                            (a)   in relation to an individual:

                                  (i)   any Close Relative;

                                  (ii)  any trust not being a Public Trust in
                                        which the individual or any Close
                                        Relative has an interest (whether
                                        contingent, discretionary or otherwise)
                                        or any trustee of such a trust;

                                  (iii) any company which is or may be
                                        controlled by any of the foregoing or
                                        by any two or more of them; or

                                  (iv)  any Related Company of any such company;

                            (b) in relation to a corporation, any Related Company or Associated Company or any director or any person who alone or jointly controls the Corporation, and any Associate of such person; and

                            (c) in relation to the Vendor (in addition to those persons described above) any person who has any interest (whether contingent, discretionary or otherwise) in any trust (other than a Public Trust) to which any Shares held by the Vendor are subject and any Associate of such person;

     "Associated Company"   means a company in which the Company holds shares
                            conferring the right to 10 per cent or more of the votes which would be cast on a poll at a general meeting of such company and which is not a Subsidiary;

     "Auditors"             mean the auditors of the Company, from time to time;


     "Business"             means the business of the Company as normally
                            carried on by it;

     "Business Day"         means a day other than a Saturday on which banks are
                            open for business in the Philippines;

     "Close Relative"       means any spouse, child, step-child, adopted child,
                            grandchild, parent or spouse's parent; or any child, step-child, adopted child or grandchild of any such person; or any spouse of any of the foregoing, and for the purposes of this definition "spouse" includes de facto spouse or co-habitee;

     "Company"              means Forum Exploration, Inc., details of which are
                            contained in Schedule 2;

     "Companies Law"        means the Corporate Law and Regulations as amended
                            from time to time of the Republic of the Philippines

     "Completion"           means the performance by the parties of their
                            respective obligations in accordance with the provisions of Clause 8;

     "Completion Accounts"  means the audited financial statements of the
                            Company for the year ended December 31, 2002;

     "Completion Date"      means the date fixed for completion pursuant to
                            Clause 8 and where the context requires also means the performance by the parties of their respective obligations in accordance with the provisions of Clause 8.2;

     "Conditions"           means the conditions set out in Clause 2;

     "Directors"            means the directors of the Company as more
                            particularly set out at Schedule 2;

     "Disclosure Letter"    means the disclosure letter of even date herewith
                            from the Vendor to the Purchaser;

     "Group or Group        means the Company and its Subsidiaries if any for
     Companies"             the time being;

     "Institute"            means the Institute of Certified Public Accountants
                            in the Philippines or similar ruling body;

     "Intellectual          means any patent, patent application, know-how,
     Property Rights"       trade mark, trade mark application, trade name,
                            registered design, copyright or other similar industrial or commercial right;

     "Last Accounts Date"   means December 31, 2002, being the date to which the
                            Accounts have been prepared and Audited;

     "Loans" means the amounts due from the Company to the Vendor and to Timothy Strong as representative of the Mullins Group on the Completion Date in the amounts stated in the Accounts and as more particularly described (including the terms thereon as to repayment to the Vendor) as set out in Schedule 3;

     "Management Accounts"  means the monthly management accounts of the Company for the period from the Last Accounts Date until January 31, 2003;

     "Net Assets"           means the issued share capital of the Company plus
                            or minus the amount standing to the credit of or debited to reserves (including profit and loss account), as shown in the Completion Accounts;

     "Net Profits"          means in relation to the period from the Last
                            Accounts Date to Completion or to any other financial period, the profits (less losses) of the Company as shown by the Completion Accounts or their audited accounts for that period (as appropriate):

                            (a) after deducting all expenses of working and management including, without limitation, directors' remuneration (whether by way of fees, salary or commission) and depreciation;

                            (b)   before deducting any Taxation on profits;

                            (c) without taking into account profits or losses of a capital nature arising on a disposal of fixed assets, investments, plant or any other assets of any Group Company;

                            (d) after deducting any part of the profits or adding back any part of the losses attributable to shares in any company not owned directly or indirectly by any Group Company; and

                            (e) after making such adjustments as the Company's auditors deem appropriate;

     "PhP"                  means Philippine Pesos;

     "Property"             means the property owned, occupied and/or used by
                            the Company including the Oil and Gas Exploration
                            Agreements entered into between the Company and the Department of Energy of the Philippines as at the date hereof, full particulars of which are set out at Schedule 4;

     "Related Company"      of a corporation means any subsidiary or holding
                            company of such corporation and any subsidiary of any holding company of such corporation;

     "Sale Shares"          means 125,000,000 fully paid shares of the Company
                            as agreed between the Parties to be bought and sold pursuant to this Agreement;

     "Shares" means the ordinary shares of PhP 1 each in the capital of the Company and "Shareholders" shall be construed accordingly;

     "Stock Exchange"       means the Philippine Stock Exchange;

     "Subsidiary"           means the companies other than the Company, brief
                            particulars of which, if any, are set out at
                            Schedule 2 part 2;

     "Tax Indemnity"        means The Tax Indemnity Letter to be executed on
                            Completion by the Vendor in favour of the Company and the Purchaser substantially in the form set out in Schedule 5;

     "Taxation"             means:-

                            (a) any liability to any form of taxation whenever created or imposed and whether of the

                                  Philippines or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and excise duties and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities whether of the Philippines or of any other part of the world;

                            (b) an amount equal to any deprivation of any relief, allowance, set off, deduction in computing profits or right to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation; and

                            (c) all costs, interest, penalties, charges and expenses incidental or relating to taxation or to any relief, allowance, set off or deduction in computing profits or right to repayment of taxation which is the subject of the warranties and indemnities contained in
                                  Schedule 7 to the extent that the same is/are payable or suffered by the Company;

     "Total Consideration"  means the consideration that is the obligation of the Purchaser as particularly described at Clause 4

     "Vendor's Attorneys"   means Corporate Counsels, Philippines Law Offices,
                            21/F Pacific Star Building, Gil Puyat corner Makati
                            Avenue, Makati City, Philippines,

     "Warranties"           means the warranties, representations and
                            undertakings on the part of the Vendor given pursuant to Clause 6;


     "Warrantors"           means together the Vendors and Directors.

     "Warranty Claim"       means any claim made by the Purchaser for breach of
                            any of the Warranties or any claim made by the Purchaser and/or the Company.

1.2 In this Agreement, words importing the singular include the plural and vice versa, words importing one gender include both genders and the neuter and references to persons include bodies corporate or unincorporated.

1.3 References in this Agreement to statutory provisions are references to those provisions as respectively amended or re-enacted from time to time (if and to the extent that the provisions as amended or re-enacted are for the purposes hereof equivalent to those provisions before such amendment or re-enactment) and shall include any provision of which they are re-enactments (if and to the extent aforesaid) and any subordinate legislation made under such provisions.

1.4 References herein to "Clauses", "Schedules" and "Annexures" are to clauses of and schedules and annexures to this Agreement respectively and a reference to this Agreement includes a reference to each Schedule and to any Annexures hereto.

1.5 The headings and table of contents in this Agreement are for convenience only and shall not affect its interpretation.

1.6 The expression "material" whenever used in this Agreement shall be deemed to mean a commitment, liability or claim in an amount in excess of PhP 500,000;

1.7 A document expressed to be "in the agreed form" means a document the terms of which have been agreed by or on behalf of the parties hereto and a copy of which has been signed for the purpose of identification by or on behalf of the parties hereto.

1.8   References to "parties" are to parties to this Agreement.

1.9 Any reference to the Vendor and Directors includes, where appropriate, their personal representatives or successors in title, as the case may be.

1.10 References to "persons" include any individual, bodies corporate or unincorporated, firm, partnerships, joint ventures, associations, government departments or agencies, organisations or trusts (whether or not having a separate legal personality).

2.    CONDITIONS AND RESCISSION

2.1 The respective obligations of the parties to effect completion of the transactions contemplated by this Agreement in accordance with Clause 8 shall be conditional upon:

      (A) The passing at a duly convened extraordinary or annual general meeting of the members of the Vendor and Purchaser of a resolution of Directors an ordinary resolution of shareholders to approve the sale and purchase of the Sale Shares on the terms hereof which is pursuant to the Summary of Terms as approved by the Board of Directors of the Vendor on December 24 2002 pursuant to previous authorization by the Stockholders in the Annual Stockholders Meeting on October 14, 2002.

      (B) The effective release (conditional only upon Completion and in terms satisfactory to the Purchaser) of the Company from all guarantees, suretyships, indemnities, collateral securities and letters of comfort of whatsoever nature in respect of the liabilities of the Vendor any member of the Company or any director or employee of the Company.

      (C) Confirmation (addressed to the Purchaser) from the Auditors that there has been no material adverse change in the financial condition or deterioration in the net asset position of the Company since the Last Accounts Date.

      (D) Confirmation (satisfactory to the Purchaser) immediately prior to Completion that no fire, flood, catastrophe or other event of whatsoever nature has occurred that is materially prejudicial to the Company.

      (E) The grant of permission by the Stock Exchange if applicable, subject only to allotment;

2.2 The Vendor shall use its best endeavours to procure the fulfilment of the Conditions as soon as reasonably practicable and in any event before the agreed Date of Completion (or such later date as the Vendor and the Purchaser may agree).

2.3 The Purchaser may at any time waive in writing any of the Conditions and such waiver may be made subject to such reasonable terms and conditions as determined by the Purchaser.

2.4 If any of the Conditions have not been fulfilled on or before 5:00 p.m. on the Date of Completion (or such later date as the Vendor and the Purchaser may agree) then this Agreement shall be of no further effect but without prejudice to the then accrued rights and obligations of the parties and shall be without prejudice to the continued application of Clauses 6 and 12 to 25 inclusive, insofar as pertinent.

2.5 The Purchaser shall be entitled to rescind this Agreement by notice in writing to the Vendor if prior to Completion it appears that any of the Warranties is not or was not true and accurate in all respects or if any act or event occurs which had it occurred on or before the date hereof, would have constituted a breach of any of the Warranties or if there is any material breach or nonfulfilment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.

3.    SALE OF THE SALE SHARES

3.1 The Vendor, as beneficial owners, shall sell the Sale Shares and the Purchaser shall, in reliance upon the Warranties, purchase or procure the purchase of, the Sale Shares free from all rights of pre-emption, options, liens, claims, equities, charges, encumbrances or third-party rights of any nature and with all rights now or hereafter becoming attached or accruing thereto as from the date of this Agreement.

3.2 The Vendor hereby waive any rights of pre-emption they may have in relation to any of the Sale Shares under the articles of association of the Company or otherwise.

4.    CONSIDERATION

4.1   The Total Consideration shall be applied and be satisfied as follows:

(i). Procurement by the Purchaser of the necessary funding in the form of on-demand loan bridging financing basis extended to the Company of the necessary and immediate obligations of the Company from November 1, 2002 until the Completion Date.

(ii) Funding of the Company including the Company's necessary overheads administration costs and the compulsory exploration program of the Company in compliance with the requirements of the Department of Energy of the Philippines for the compulsory work program in Service Contract 40 and the new GSEC for an extended exploration acreage totalling approximately 1.28 million hectares which will include the Manila Bay area of GSEC 92 acreage all of the above being for the calendar years 2003 and 2004 such funding to be on the basis of on demand non-interest bearing advances from the Purchaser to the Company as similarly provided to the Company by the Vendor to date.

5.    CONDUCT OF BUSINESS PRIOR TO COMPLETION

5.1 The Vendor undertakes that they will procure that from the date hereof the business of the Company will be operated in a normal and prudent basis and in the ordinary course of day-to-day operations and, will not do or omit to do (or allow to be done) or to be omitted to be done any act or thing (in either case whether or not in the ordinary course of day-to-day operations) which is material and in particular (but without limiting the generality of the foregoing) will procure that the Company shall not prior to Completion, without the prior written consent of the Purchaser:-

      (A) issue or agree to issue any share or loan capital or grant or agree to grant or redeem any option or amend the terms of any existing option over or right to acquire or subscribe any of its share or loan capital.

      (B) borrow or agree to borrow or raise money other than in relation to the operation of bank accounts within existing limits and as in the ordinary course of its business.

      (C) enter into any material contract or other material transaction or capital commitment or undertake any material contingent liability in excess of PhP 500,000 or any long-term, onerous or unusual agreements.

      (D) terminate any agreement, arrangement or understanding or waive any right of material value.

      (E)   declare, pay or make any dividends or other distributions.

      (F) create or permit to arise any mortgage, charge, lien, pledge, other form of security or encumbrance or equity of whatsoever nature, whether similar to the foregoing or not, on or in respect of any part of its undertaking, property or assets other than liens arising by operation of law in amounts which are not material.

      (G)   give any guarantee, indemnity, surety or security.

      (H) appoint any new directors or employ any new employees or change or agree to a change in the terms and conditions of any existing directors or employees.

      (I) dispose or agree to dispose of or acquire or agree to acquire any material asset.

      (J) dispose of the ownership, possession, custody or control of any corporate or other books or records.

      (K) other than in the ordinary and usual course of its business, begin, compromise, settle, release, discharge or compound any material civil, criminal, arbitration or other proceedings or any material liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing.

      (L) otherwise than in the ordinary course of its business, release compromise or write off any material amount recorded in the books of account of the Company as owing by any debtors of the Company.

      (M) let or agree to let or otherwise part with possession or ownership of the whole or any part of the Property nor purchase, take on lease or assume possession of any real property.

      (N) terminate any or allow to lapse any insurance policy now in effect or default under any provision thereof.

      (O) do, allow or procure any act or omission which would constitute a breach of any of the Warranties if given at any time up to Completion.

      (P) enter into or agree to enter into any material hire purchase, leasing, rental or conditional sale agreement.

5.2 The Vendor hereby undertakes to procure that from the date hereof until Completion (save with the prior written consent of the Purchaser) that reasonable notice of meetings of the board of directors of the Company (together with an agenda of the business to be transacted at such meetings and all supporting documents) is provided in a timely fashion to the Purchaser and that a duly authorised representative of the Purchaser be permitted to attend at all meetings and to participate fully in any discussions but without voting rights thereat.

5.3 The Purchaser shall not unreasonably withhold or delay its consent to the Company taking any action, as set out at Clause 5.1, which is consistent with the ordinary and usual course of business as presently carried on by it.

6.    WARRANTIES AND UNDERTAKINGS

6.1 The Vendor as a condition of this Agreement, hereby jointly and severally warrants (1) to the Purchaser contracting for itself and as trustee for the Company and for any successor in title of the Purchaser and (2) to any successor in title to any of the Sale Shares and (3) to any successor in title to a part or all of the undertaking of the Company (to the intent that the Purchaser shall be entitled to rescind this Agreement in the event of a breach of any of the Warranties without incurring any liability to any of the other parties as a result of such rescission).

6.2 The Vendor undertakes in relation to any Warranty which refers to the knowledge, information or belief of the Vendor , that he has made full enquiry into the subject matter of that Warranty.

6.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no Clause of this Agreement shall govern or limit the extent or application of any other Clause.

6.4 The Vendor will promptly disclose in writing to the Purchaser any event or circumstance which arises or becomes known to him prior to Completion and is inconsistent with any of the Warranties or the contents of the Disclosure Letter or might be material to be known by a purchaser for value of the Sale Shares.

6.5 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by it or on is behalf into the affairs of any Group Company, by its rescinding or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.6 None of the information supplied by the Company or its professional advisers to any of the Vendor or its agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Vendor, and the Vendor waives any claims against the Group Company or any director or employee thereof which they might otherwise have in respect of it.

6.7 The Vendor shall procure that, except so far as may be necessary to give effect to this Agreement, the Company shall not before Completion without the prior written consent of the Purchaser:

      (A) do, procure or allow anything which may cause, constitute or result in a breach of the Warranties; or

      (B)   in any way depart from the usual course of its business.

6.8 Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatever which the Purchaser may agree to or effect in relation to the Vendor in connection with this Agreement, and in particular the Warranties, shall not affect the rights and remedies of the Purchaser in relation to the other Vendors.

6.9 The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon the accuracy of each of the Warranties.

6.10 The Vendor shall indemnify and keep indemnified the Purchaser against any costs, expenses and liabilities which the Purchaser may incur either before or after the commencement of any action in connection with the settlement of any claim that any of the Warranties are untrue or misleading or have been breached or any legal proceedings in which the Purchaser claims that any of the Warranties are untrue or misleading or have been breached in which judgement is given for the Purchaser and the enforcement of any such settlement or judgement.

6.11 The Purchaser shall be entitled to set off the amount of any claim if any of the Warranties are misleading or untrue or have been breached at any time.

6.12 Any provisions of this Agreement seeking to restrict and/or limit the liability of the Vendor in respect of any claim under the Warranties shall not apply to the extent that such claim arises or derives from or out of any dishonest or fraudulent act or omission or wilful misconduct or wilful concealment by the Vendor, the Company or any of the directors of employees thereof.

6.13  The Warranties shall continue in full force and effect after Completion.

7.    MATTERS PRELIMINARY TO COMPLETION

7.1 As from the date of this Agreement and prior to Completion, the Vendor shall procure that the Purchaser and any persons authorised by it will be given all such information relating to the Company as the Purchaser may reasonably require for the purpose of reviewing the financial condition and business of the Company and, without prejudice to the generality of the foregoing, shall make available and procure that the Company shall make available to authorised representatives of the Purchaser not less than five Business Days prior to Completion:-

      (A)   the statutory books of the Company;

      (B) details of all bank accounts of the Company (including, the name and address of the bank with whom the account is kept and the number and nature of the account) and a statement of the credit or debit balance thereon as at the close of business on a date not being more than seven Business Days prior to the date of this Agreement;

      In performance of its obligations hereunder the Vendor shall not be required to take any action which may disrupt the day to day business of the Company or provide any information which, as a matter of law or contract, is required to be kept confidential.

7.2 The Vendor shall procure that prior to Completion all indebtedness of whatsoever nature (whether or not presently payable) owed to the Company by any of the Vendors or their Associates including Wellex Group of Companies or any director or employee of the Company or any Associate of any such director or employee shall be fully paid and satisfied in cash.

8.    COMPLETION

      8.1 Subject to the provisions of Clause 5 providing for the satisfactory conduct of the business of the Company prior to completion having been duly complied with, completion shall take place, on the date falling one Business Day after the date on which the Conditions shall have been satisfied (or waived) (or such later date as the parties hereto may agree in writing), at the Vendor's offices in Manila, Philippines.

8.2   On Completion: -

      (A)   the Vendor shall deliver or procure delivery to the Purchaser:-

            (i) Instruments of transfer and sold notes in respect of the Sale Shares duly executed by the Vendor in favour of the Purchaser or subsidiary company as the Purchaser may nominate;

            (ii) The share certificate in respect of the 125,000,000 Sale Shares such Share Certificate to be issued prior to completion and held in escrow under the terms of the Escrow Agreement as set out in Schedule 7;

            (iii) Certified true copies of any power of attorney or other authority pursuant to which this Agreement and any document referred to herein may have been executed;

            (iv) Letters of resignation by such of the existing directors and secretaries of the Company as the Purchaser may nominate in writing, such resignations to confirm that they have no claims against the Company, whether by way of compensation for loss of office or otherwise howsoever, such resignations to take effect immediately following Completion;

            (v)    The duly executed Tax Indemnity;

            (vi) Certified true copies of the Board Minutes of the Company resolving the matters as referred to in Clause 8.2(C);

            (vii) The letter of resignation of the existing auditors of the Company confirming that they have no outstanding claims of any kind against the Company together with a statement pursuant to applicable provisions of Philippine Corporate Law to the effect that there are no circumstances connected with such resignation that the existing auditors consider should be brought to the notice of members or creditors of the Company;

            (viii) Evidence of the revocation of all existing mandates in respect of the operation of the bank accounts of the Company together with the issue of new mandates giving authority to such persons as the Purchaser may nominate;

            (ix) Written confirmation from the Vendor that there are no subsisting guarantees given by the Company in favour of any entity and that after compliance with clause 8.2(B) the Vendor will be indebted to the Company or vice versa;

            (x) The statutory books of the Company complete with certificate of incorporation and common seal;

            (xi) Title Deeds and Agreements and all related correspondence relating to the Property;

            (xii) Certificates by the Company's banks of the amount standing to the debit or credit of such accounts at the close of business on the day proceeding by 48 hours the day of Completion;

            (xiii) All credit and/or charge cards held by the Directors for the account of the Company be delivered to the Purchaser;

            (xiv) A certificate from the Vendor to the Company in the agreed form as to the title of the Company to the Properties;

            (xv) delivery of the service agreements for the Officers of the Company who are presently employed by the Vendor and who will continue to offer their services to the Company under identical terms being seconded from the Vendor to provide full-time service to the Company with no mark-up from the Vendor of cost of employment or recovery of past benefits or rights save for an increase in base salary of 5% commencing January 1, 2003.

            (xvi)  The Disclosure Letter duly signed by the Vendor.

      (B) The Vendor shall repay all monies owing by them to the Company whether due for payment or not.

      (C) The Vendor and the Purchaser shall procure that a board meeting of the Company be held at which resolutions shall be passed approving:-

            (i) the registration of the transfer of the Sale Shares (subject to the production of duly completed and stamped transfers);

            (ii) the resignation of such directors as may be required by the Purchaser;

            (iii) the appointment of such additional directors as may be required by the Purchaser;

            (iv) the entry into and execution by the Company of the Tax Indemnity; and

            (v) the cancellation of all existing bank mandates in force for the Company [and the Subsidiaries] and their alteration and a notice of change of the correspondence address of the Company shall be delivered in such manner as the Purchaser shall at Completion reasonably require provided that any such request of the Purchaser shall be notified to the Vendors not less than 2 Business Days prior to Completion.

8.3   On Completion the Purchaser shall provide to the Vendor:

      (A) Confirmation in writing by the Purchaser to the Vendor that the Purchaser has procured adequate funding to meet the contractual obligations of the Company to the Department of Energy of the Philippines,

      (B) Letter of support from the Purchaser that funding of the financial obligations of the Company will be met by the Purchaser in the form of non-interest bearing loan advances from time to time as necessary for calendar years 2003 and 2004 in compliance with Clause 8.3(A) above,

      (C) Copy Of the report of PGS as the Independent Expert Petroleum Consultants, based on the evaluation by PGS of the oil and gas properties of the Company .

8.4 The Purchaser may in its absolute discretion waive any requirement contained in Clause 8.2 and shall not be obliged to complete the purchase of the Sale Shares if the Vendor fails to comply with the requirements of Clause 8.2 and may instead rescind this Agreement without prejudice to any other remedy it may have.

8.5. If either the Purchaser or the Vendor shall be unable to comply with any of its or their respective obligations under this Clause 8 on or before Completion the party not in default may:-

      (A) defer Completion to a date not more than 28 Business Days after the said date (and so that the provisions of this sub-paragraph (a) shall apply to Completion as so deferred); or

      (B) proceed to Completion so far as practicable but without prejudice to that party's rights (whether under this Agreement generally or under this Clause) to the extent that the other party shall not have complied with their obligations thereunder; or

      (C) rescind this Agreement, in which event the provisions of Clause 12 shall apply and, without prejudice to the generality of the foregoing, the provision of Clause 12.2 shall continue in full force and effect notwithstanding such rescission.

8.6 This Agreement shall, notwithstanding Completion, remain in full force and effect with regard to any of the provisions remaining to be performed or carried into effect and, without limitation to the generality of the foregoing, with regard to all obligations, guarantees, representations, undertakings and warranties.

9.    RESTRICTIVE AGREEMENT

9.1. Subject to the rules and regulations of the Philippine Securities and Exchange Commission and the Philippine Stock Exchange and for the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company, the Vendor undertakes by way of further consideration for the obligations of the Purchaser under this Agreement, as separate and independent agreements, that they will not at any time after Completion disclose to any person, or themselves use for any purpose, and shall use their best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company or any of its clients' or customers' transactions or affairs of which they have knowledge;

9.2 The parties consider that the restrictions set out in this Clause 9 are fair and reasonable. However, if it should be found in any court or other judicial enquiry or other proceedings that any of the above restrictions are void and if by deleting part of the wording or substituting shorter periods of time or a different geographical limit or more restricted ranges of activities it would not be void then there shall be substituted such next less extensive periods and/or limit and/or activities as shall render this Clause valid and enforceable.

10.   MANAGEMENT

10.1 The Purchaser will provide Management and Technical services to the Company in accordance with generally accepted principles for good corporate governance.

10.2 Management Services will be provided under the terms of a Management Agreement to be entered into between the Company and the Purchaser under the terms of which the Purchaser will provide to the Company with management services in accordance with internationally accepted standards for good corporate management and governance on competitive terms and conditions for the efficient operation of the business of the Company.

10.3 Technical Services will be provided under the Terms of a Technical Services Agreement to be entered into between the Company and the Purchaser upon terms and conditions in compliance with International and Philippine Oil Industry standards.

10.4 Joint Operating Agreement whereby the Purchaser will be the Operator of the Properties as defined herein upon terms and conditions in compliance with International and Philippine Oil Industry standards.

11.   FURTHER ASSURANCE

11.1 The Vendor covenants that it shall execute and perform such further documents and acts as the Purchaser may reasonably require effectively to vest the beneficial and registered ownership of the Sale Shares in the Purchaser or any of its nominee or nominees free from all charges, liens, encumbrances, equities and other adverse claims and interests and with all rights now and hereafter attaching thereto and otherwise to give effect to the Vendor's obligations under this Agreement.

11.2 The Vendor hereby irrevocably appoint the Purchaser and any director or officer for the time being of the Purchaser jointly and severally as its attorneys for and on behalf of the Vendor and in the name of the Vendor to execute, seal and deliver and do all such acts and otherwise perfect any such documents as are mentioned in Clause 11.1 as the Vendor themselves could have done, as the Purchaser and/or such director or officer shall deem necessary for the purposes therein mentioned. The Vendor hereby agrees to indemnify and keep indemnified such attorneys for all costs, liabilities and expenses incurred by them when acting or purporting to act as the same and agree, if so required by any of the attorneys, forthwith on their demand, to ratify, allow and confirm any act of any of them pursuant or purporting to be done pursuant to Clause 11.1. This power of attorney shall be conclusive and binding upon the Vendor and no person having dealings with the above attorneys shall be under any obligation to make enquiries as to whether such power has been revoked and all acts thereunder shall be valid and binding on the Vendor.

12.   TERMINATION

12.1 If the Purchaser elects to rescind or terminate this Agreement in accordance with either Clause 2.5 or 8.5 then all rights and obligations of the parties shall cease to have effect immediately upon rescission or termination except that rescission or termination shall not affect the then accrued rights and obligations of the parties and shall be without prejudice to the continued application of Clauses 12 to 25 inclusive.

12.2 If the Purchaser shall rescind this Agreement whether pursuant to any provision hereof the Vendors shall jointly and severally indemnify the Purchaser against all costs, charges and expenses incurred by it in or relating to the negotiation, preparation and rescission of this Agreement any investigation or enquiry into the Company carried out by or on behalf of the Purchaser whether before or after entering this Agreement.

13.   CONFIDENTIALITY AND ANNOUNCEMENTS

13.1 The Purchaser will, and will procure its associates and advisers will, treat in confidence all non-public information regarding the Company contained in written documents and materials ("Confidential Material") which they may obtain from the Company and in the event that Completion is not effected and this Agreement is rescinded or otherwise terminated, will return such Confidential Material to the Company.

13.2 The Vendor hereby undertakes to the Purchaser that they will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law, or to officers or employees of the Company whose province it is to know the same or on the instructions of the board of directors of the Company, any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may be within or may come to their knowledge and they shall use their reasonable endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

13.3 No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to any applicable law including the requirements of the Philippine and/or the New York Stock Exchanges, or any other recognised stock exchange or appropriate Regulatory Authority. Any announcement by any party required to be made pursuant to any applicable law or the requirements of any relevant stock exchange or Regulatory Authority shall be issued only after such prior consultation with the other parties as is reasonably practicable in the circumstances.

13.4 In the event of any conflict or inconsistency between the provisions of this Agreement (other than, and to the extent only that the Disclosure Letter qualifies, the Warranties) and the Disclosure Letter the provisions of this Agreement shall prevail.

14.   NOTICES

14.1 Any notice consent and the like required or permitted to be given or served under this Agreement may be given or served by facsimile or by leaving the same with or sending the same by registered post to the party to or on which the same is to be given or served at the address specified opposite the name of that party or at such other address as that party shall specify by written notice given to the other party as provided in this Clause: -

      If to the Vendor:

      Forum Pacific, Inc.
      22/F Citibank Tower, 8741 Paseo de Roxas, Makati City, Philippines Fax No: 632 -848-1137, For the Attention of Peter Salud, President

      If to the Company:

      Forum Exploration, Inc.
      22/F Citibank Tower, 8741 Paseo de Roxas, Makati City, Philippines Fax No: 632 -848-1137, For the Attention of: Peter Salud, President

      If to the Purchaser:

      Tracer Petroleum Corporation
      1113 Laval Avenue SW, Calgary, Alberta, T2T 1L2, Canada
      Fax No: 403 -264-5285, For the Attention of: Larry W. Youell, President

14.2 Any notice or consent given or served by facsimile shall be deemed to be in writing and to have been given or served on the date of despatch of the same and in proving that any such notice or consent was so given or served it shall be necessary only to prove the correct despatch of such facsimile;

14.3 Any notice or consent given or served by registered mail shall be deemed to have been given or served on the third Business Day after the envelope containing the same was duly registered and posted as hereinbefore provided and in proving that any notice or document was so given or served it shall be necessary only to prove that the same was duly addressed registered and posted;

14.4 Any notice given under any of the provisions of this Agreement shall specify the Clause under which it is given and intended to take effect.

15.   SEVERABILITY

15.1. If any part of this Agreement becomes invalid, illegal or unenforceable the parties hereto shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to their intentions as expressed herein.

      Failure to agree on such a provision within 21 Business Days of commencement of such negotiations shall result in automatic termination of this Agreement. The obligations of the parties hereunder shall be suspended during such negotiation.

16.   CAPACITY

16.1 Each party to this Agreement hereby warrants to the other such party that it has full capacity to enter into this Agreement and that such entry does not in any way violate any provision of law, statute, rule, regulation, judgement, writ, injunction, decree or order applicable to it; that this Agreement does not conflict and will not result in the breach or termination of any provision of, or constitute a default under any mortgage, contract or other undertaking binding on it; and will not result in the creation of any liability, charge or encumbrance whatsoever upon any of its properties or other assets save as contemplated herein.

16.2 Each party to this Agreement hereby agrees with the other that the provisions of this Clause 16 shall survive any termination of this Agreement for whatever reason (including but not limited to avoidance of this Agreement by reason of the existence of any circumstances giving rise to a breach of sub-clause 16.1 above) and shall remain fully enforceable as between the parties hereto notwithstanding such termination.

17.   ENTIRE AGREEMENT

17.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations (whether written or otherwise) and discussions between the parties relating thereto.

18.   AMENDMENTS

18.1 Save as expressly provided herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the parties.

19.   WAIVER

19.1. The failure or delay of a party hereto to exercise or enforce any right, power, privilege or remedy whatsoever, howsoever or otherwise conferred upon it by this Agreement shall not be deemed to be a waiver of any such right or operate so as to bar the exercise or enforcement thereof at any time or times thereafter, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver shall be effective unless it is in writing.

      The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

20.   COUNTERPARTS

20.1 This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same Agreement. Any party may enter into this Agreement by signing any such counterpart.

21.   REMEDIES NOT EXCLUSIVE

21.1 No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise.

22.   SUCCESSORS AND ASSIGNS

22.1 This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the parties hereto but shall not be capable of being assigned by any party without the written consent of the other parties.

23.   PROVISIONS TO SURVIVE COMPLETION

23.1 All provisions of this Agreement, the Recitals, Schedules and Annexures hereto shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

24.   COSTS

24.1 Save as provided for in Clause 12.2, the parties shall pay their own costs in connection with this Agreement.

25.   GOVERNING LAW

25.1 This Agreement shall be governed by and construed in accordance with the Laws of the Republic of the Philippines.

26.   JURISDICTION

26.1 The Parties hereby agree for the benefit of each other that the proper court of the Philippines shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise under and/or out of and/or relating to and/or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such court.

26.2 The Parties irrevocably waive any objection which they may have now or hereafter to the court referred to in Clause 26.1 being nominated as the forum to hear and determine any suit, action or proceeding and to settle any disputes which may arise under and/or out of and/or relating to and/or in connection with this Agreement and irrevocably agree not to claim that any such court is not a convenient or appropriate forum.

26.3 The Vendor irrevocably agrees that the writ or other process by which any suit, action or proceeding is begun in the proper court of the Philippines may be served on them by sending or delivering the same to the address as set out in Clause 14.1.

26.4 The submission to the jurisdiction of the court referred to in Clause 26.1 shall not (and shall not be construed so as to) limit the right of the Purchaser to take proceedings in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

26.5 The parties hereby consent generally in respect of any proceedings arising out of or in connection with any legal action or proceeding to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such action or proceedings.

26.6 To the extent that the parties may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution or before judgement or otherwise) or other legal process and to the extent that in such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the parties hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.

      Signed for and on behalf of the Parties hereto on this 11th. Day of March, 2003:

For and on behalf of Mullins Group ("Predecessors in Interest"):


By:________________________                        __________________________
     William T. Mullins                                Timothy D. Strong

For and on behalf of Tracer Petroleum Corporation ("the Purchaser"):

By:_____________________________
   Larry W. Youell, President

For and on behalf of Forum Pacific, Inc. ("the Vendor"):


By:____________________________
    Peter S. Salud. President

For and on behalf of Forum Exploration, Inc. ("the Company"):


By:____________________________
    Peter S. Salud. President

                                   SCHEDULE 1

                                   THE VENDOR

(1)                             (2)                             (3)
Name and Address         Number of Shares                  Class of Shares

 Of the Vendor          Owned by the Vendor              Owned by the Vendor
--------------------------------------------------------------------------------

Forum Pacific Inc.      187,500,000                    Ordinary Shares of PhP 1
22/F Citibank Tower                                    Par Value per Share
Paseo de Roxas                                         Fully Paid
Makati City
Philippines

The Vendor owns 100% of the issued Share Capital of the Company, except for a total of 50 fully paid shares in total in the names of other incorporators of the Company.

         SCHEDULE 2

                                   THE COMPANY

The Company

Name: Forum Exploration, Inc.

Place of Incorporation: The Philippines

Registered Office: 22/F Citibank Tower, 8741 Paseo de Roxas, Makati City, Philippines

Directors:

                               Geronimo F. Velasco Jr.
                               Peter S. Salud
                               Federico E. Puno
                               Arthur R. Ponsaran

Corporate Secretary:           Arthur R. Ponsaran

Treasurer:                     Cleofe DV. Canete

Authorised Share Capital:      750,000,000 Ordinary Shares of Par Value PhP 1 per Share

Issued Share Capital:          187,500,000 Ordinary Shares of Par Value PhP 1 per Share

Shareholders:                  Forum Pacific, Inc. (100% beneficial shareholder, less 50
                               fully paid shares owned by other incorporators of the Company)

Subsidiaries

None

                                   SCHEDULE 3

                                    THE LOANS

----------------------------------------------------------------------------------------------------------------------
DESCRIPTION                           LENDER                             AMOUNT                COMMENT
                                                                     Philippine
                                                                      Pesos=PhP

----------------------------------------------------------------------------------------------------------------------
Advances From Parent Company to       Forum                                      This amount is recoverable only
fund exploration costs and            Pacific, Inc.          PhP 386,548,350.40  from the Vendor's attributable
overheads of the Company to date                                                 share of cost recovery and profit
                                                                                 oil from future production of
                                                                                 hydrocarbons in the acreage of SC40
                                                                                 Cebu and in the acreage of Manila
                                                                                 Bay areas owned by the Company
                                                                                 under the former GSEC92.

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

Advances from Timothy Strong as       Timothy D.                     US$ 13,572  Demand loan to the Company interest
representative of the Predecessors    Strong                  PhP 2, 995,575.10  free.
in Interest on behalf of the                             As at January 15, 2003
Purchaser from November 1, 2002 to                      plus additional amounts
the date hereof.                                                 to date hereof
----------------------------------------------------------------------------------------------------------------------

SCHEDULE 4

                                  THE PROPERTY

                                FREEHOLD PROPERTY

                                            NONE

                               LEASEHOLD PROPERTY

                                            NONE

      THE PETROLEUM LICENSES

The properties of the Company include all of the below listed interests which are owned 100% by the Company and are free of any claims litigation real or pending contingent or otherwise whatsoever by any previous partners or other entities corporate or individuals of any kind either foreign or Filipino.

      1.    Service Contract 40, CEBU

      2. New Manila Bay and Northern onshore and offshore Luzon GSEC (NB: the Manila Bay former GSEC 92 area is included in the new application which covers an acreage of approximately 1.28 million hectares)

            THE FIXED ASSETS OF THE COMPANY IN CEBU

The fixed assets of the Company are as described in Schedule 8 attached hereto.

                                   SCHEDULE 5

                                  TAX INDEMNITY

TAX INDEMNITY  LETTER

From: Forum Pacific Inc. ("Vendor") and Forum Exploration, Inc. ("Company")
To:   Tracer Petroleum Corporation ("Purchaser")

Dear Sirs,

                    Forum Exploration, Inc. ('the Company')

This letter is the Tax Indemnity Letter referred to in the Share Purchase Agreement (the "Agreement") to be entered into today between us relating to the sale and the purchase of 66% of the equity of the Company amounting to 125,000,000 fully subscribe and paid ordinary shares of the Company of par value PhP 1 per share..

The Company confirms that tax returns to the Bureau of Internal Revenue and Bureau of Customs of the Philippines have been properly and accurately completed filed from time to time as required by law from the date of Incorporation of the Company to the date hereof.

Outstanding taxation liabilities of the Company including but not limited to Documentary Taxes on shares Contractors Tax Local Government Tax Withholding Taxes have been settled to the date hereof.

There are not any matters in dispute or under discussions or likely to be in dispute or under discussion with the taxation authorities described above save for as disclosed in the Disclosure Letter.

The directors and officers declare that to the best of their knowledge the company has not been subject to any taxation investigation, audit or enquiry to date.

The company indemnifies the buyer and holds them, their directors, officers, agents and representatives harmless from any and all actions that might arise due the a dispute regarding Taxation.

Yours faithfully,

---------------------------------
For and on behalf of The Company                              Dated [         ]

---------------------------------
For and on behalf of the Vendor                               Dated [         ]

We acknowledge receipt, prior to the Agreement being entered into, of this Disclosure Letter together with the Exhibits hereto. We confirm that this Disclosure Letter and all things referred to or attached hereto are fully disclosed for all purposes relating to the Agreement.

-------------------------------------
For and on behalf of the Purchaser                            Dated [         ]

                                   SCHEDULE 6

                                DISCLOSURE LETTER

From: Forum Pacific Inc. ("Vendor") and Forum Exploration, Inc. ("Company")
To:   Tracer Petroleum Corporation ("Purchaser")

Dear Sirs,

                     Forum Exploration, Inc. (`the Company')

This letter is the Disclosure Letter referred to in the Share Purchase Agreement (the "Agreement") to be entered into today between us relating to the sale and the purchase of 66% of the equity of the Company amounting to 125,000,000 fully subscribe and paid ordinary shares of the Company of par value PhP 1 per share..

All words and expressions defined in the Agreement shall, unless the context otherwise requires, have the same respective meanings herein. References to the "accounts" of a company mean its audited balance sheet and profit and loss account, and, in the case of a holding company, its audited consolidated balance sheet and profit and loss account, and in each case the directors' report and notes in relation thereto.

The Purchaser agrees that the Vendor shall not be liable under the Representations and Warranties for claims or possible claims relating to or arising out of the material disclosed in this Disclosure Letter or which is attached hereto or which is so disclosed in any document attached hereto, listed herein and/or already supplied to the Purchaser or its directors, employees, officers and professional advisers (the "Disclosures"). The Purchaser is deemed to have full notice of the contents of all the documents and information attached hereto or listed herein and already supplied to the Purchaser or its directors, employees, officers and professional advisers.

Where brief particulars only of a matter are set out or referred to in this letter, or a document is referred to herein but not attached, or a reference is made to a particular part only of such document, full particulars of the matter and the full contents of the documents are deemed to be disclosed and it is assumed that the Purchaser does not require any further details. You have not informed us that there are any documents that have not been made available to you which are necessary for you to see and you have not indicated to us that there are any matters in respect of which you require further details.

This Disclosure Letter shall be deemed to include and there are hereby incorporated into it by reference as having been disclosed the following matters:

1. any matter which was disclosed, provided for or noted in the accounts of the Company for all periods up to the Last Accounts Date;

2. any matter, fact or event in respect of the Company which is attributable to or appeared in the period preceding the date on which the Company was acquired, by the Vendor;

3. any matters apparent from the deeds, leases, tenancies or other documents of title of the Properties or which would be disclosed by local searches or physical inspection of the Properties;

4. any matters appearing on the file at the relevant Companies Registry or Department of Energy of the Philippines in respect of the Company;

5. any matter which would be disclosed as a result of an inspection of assets, plant, machinery and equipment, books of account, Statutory Registers, Share Certificates and records of the Company;

6. all matters included, mentioned or referred to in the report prepared by PGS, for which the Vendor shall have no responsibility;

7. the contents of and matters referred to in the documents in the attached bundle (copies of which have been initialled on behalf of the Vendor and the Purchaser for the purposes of identification);

8. all matters contained and disclosed in the Agreement (including any Schedules and Annexures thereto) [and in the Tax Indemnity]; and

9.    all matters which are in the public domain.

Further:-

(A) Any Representations or Warranties which are qualified by reference to the awareness, knowledge or belief of the Vendor or similar are, except where specifically otherwise provided, given on the basis that no enquiries have been made.

(B) Where the result of any investigation, search or enquiry or any other matter is deemed to have been disclosed and this reveals or raises or would reveal or raise any matter which would put a prudent purchaser on enquiry (or which is inconclusive) then any matter which would be revealed if a further appropriate search, enquiry or investigation were made shall be deemed to be disclosed.

(C) In addition to any specific matter disclosed or deemed to be disclosed in accordance with this Disclosure Letter, if and to the extent that the Purchaser or any of its directors, officers or employees and/or its professional advisers was aware or had notice or ought reasonably to have been aware or have had notice at the time of, or at any time prior to, the signature of the Agreement of any information relating to the subject matter of the Representations and Warranties then to the extent that such information relates to the Company or it's business it shall be deemed to have been disclosed as an attachment for the purposes of this Disclosure Letter

(D) The Vendor is not able to give any confirmation regarding any compliance with legal or contractual requirements which may be solely the responsibility of outside directors and shareholders of the Vendor who are not connected with or appointed by the Company.

(E) It has been agreed between the Vendor and the Purchaser that no Representations and Warranties are to be given in relation to any or all of any associated companies.

(F) It should be noted where Representations and Warranties are qualified by statements such as "except as disclosed in the Accounts" that particular matters may not have been specifically provided for. However such matters may have been provided for as a consolidated non specific provision.

Without prejudice to the generality of the foregoing, the following specific disclosures are made and, for convenience only, refer the Schedules to the Agreement. Each item disclosed shall, however, be deemed to be a disclosure in respect of all of the warranties in the Agreement and Schedules thereto and shall not be limited to the paragraph which is referred to below.

      A schedule of outstanding contractual capital commitments of the Company as attached.

      A schedule of loan liabilities of the Company as attached.

      A schedule of all other liabilities of the company.

      A schedule of service contracts of the Company.

      A schedule of the income, corporate and other outstanding tax and revenue liabilities of the Company.

All the matters and information included, disclosed or referred to in this letter has been provided by the Company and the Vendor and accordingly we accept full collective responsibility for the accuracy, completeness or otherwise of the same or any part thereof.

Yours faithfully,

---------------------------
For and on behalf of The Company                               Dated [         ]

---------------------------
For and on behalf of the Vendor                                Dated [         ]

We acknowledge receipt, prior to the Agreement being entered into, of this Disclosure Letter together with the Exhibits hereto. We confirm that this Disclosure Letter and all things referred to or attached hereto are fully disclosed for all purposes relating to the Agreement.

---------------------------
For and on behalf of the Purchaser                             Dated [         ]

                                   SCHEDULE 7

                             JOINT ESCROW AGREEMENT

KNOW ALL MEN BY THESE PRESENTS:

      This Agreement, made and entered into in the City of Makati, this __th day of March 2003 by and among:

      FORUM PACIFIC INC., a corporation duly organized and existing under Philippine laws with principal office at represented herein by its President Peter S. Salud, hereinafter referred to as the "VENDOR";

      TRACER PETROLEUM CORPORATION ("The Purchaser") a corporation and incorporated in Canada and MULLINS GROUP ("Predecessors in Interest") represented by William T. Mullins, said PURCHASER and Predecessor in Interest are hereinafter referred to collectively as the "VENDEE";

      ARTHUR R. PONSARAN, of legal age, Filipino, with address at 21F Pacific Star Building, Makati Ave., Makati City, duly appointed by Forum Pacific Inc., as the escrow agent for said corporation, and JESUS M. OSMENA, of legal age, Filipino, with address at 204 Shaw Blvd., Mandaluyong City, duly appointed by the PURCHASER and MULLINS GROUP, as the escrow agent for said group, both escrow agents, are hereinafter referred to as the "ESCROW AGENTS".

                                WITNESSETH: That

      WHEREAS, pursuant to the Share Purchase Agreement executed on March , 2003(the "Purchase Agreement") by the VENDOR and VENDEE, have agreed to sell to the VENDEE 66% of the Issued Share Capital of FORUM EXPLORATION INC. (the "COMPANY") consisting of 125,000,000 shares with a total par value in Philippine Currency of PESOS: P125,000,000 covered by Certificate of Share of Stock #_______________ (the "SHARES");

      WHEREAS, in order to enforce and make effective certain terms and stipulations of the Purchase Agreement, the VENDOR and the VENDEE have appointed ARTHUR R. PONSARAN AND JESUS M. OSMENA as their JOINT ESCROW AGENTS who has agreed to accept said appointment;

      WHEREAS, for this above purpose, the VENDOR and the VENDEE have agreed to deposit the said SHARES through the ESCROW AGENTS to a Bank Safety Deposit Box in any bank designated by the ESCROW AGENTS within Metro Manila, which can be available for physical inspection at any reasonable time by any parties herein and to be held and disposed of subject to the terms of this Escrow Agreement;

      NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual commitments herein below set forth, the parties hereto voluntarily agree and covenant as follows:

      1. Upon the execution hereof, the VENDOR shall physically deliver unto the ESCROW AGENTS the SHARES consisting of One Hundred Twenty Five Million (125,000,000) common stock of the COMPANY. Upon receipt of the SHARES, the ESCROW AGENTS shall cause the SHARES to be deposited in a safety deposit box of a duly authorized banking institution in Metro Manila in the names of the ESCROW AGENTS jointly, and shall thereafter hold and dispose of the same in accordance with and subject to the provisions of this Escrow Agreement. The ESCROW AGENTS shall provide and hold jointly the key/s to the bank safety deposit box such that authority to open the said box shall be upon the joint instructions or authority of both ESCROW AGENTS.

      It is understood that the ESCROW AGENTS shall not be responsible for the genuineness or authenticity and/or validity of the SHARES or other documents related thereto, their duty being merely to insure said documents as above-mentioned are received by them and deposited as above stipulated.

      2. On the Completion Date as the term in defined in the Purchase Agreement, and as notified in writing to the ESCROW AGENTS jointly signed by the VENDOR and the PURCHASER, the ESCROW AGENTS shall release the SHARES to the PURCHASER subject to the satisfaction of the following conditions: (a) the PURCHASER shall have executed and submitted to the ESCROW AGENTS a certification that the VENDOR has submitted all documents (save the stock certificates covering the SHARES already subject of this Escrow Agreement and those waived by the PURCHASER) and all requirements referred to in Clause 8.2 (A)(B) of the Purchase Agreement; and concurrently, (b) the VENDOR shall have executed and submitted to the ESCROW AGENTS a certification that the PURCHASER has submitted all the documents (save those waived by the VENDOR) referred to in Clause 8.2 (C) of the Purchase Agreement.

      3. If, on the stipulated Completion Date, the VENDOR and the PURCHASER shall not have submitted the certifications referred to in the foregoing Clause 2 (a) and 2 (b), the ESCROW AGENTS shall return to the VENDOR the SHARES, and the ESCROW AGENTS shall thereupon be released from any obligation under this Escrow Agreement. Provided however, that the ESCROW AGENTS may nevertheless continue to retain custody of the SHARES if the VENDOR and the PURCHASER either:
(a) extends the Completion Date; or (b) submits a joint request that the ESCROW AGENTS continue to have custody of the stock certificates covering the SHARES under terms and conditions acceptable to the ESCROW AGENTS.

      4. On the other hand, in the event that prior to Completion Date, the ESCROW AGENTS receive a written notice of rescission from the PURCHASER that it is rescinding the Purchase Agreement pursuant to Clause 2.5 or 8.5 of the Purchase Agreement, the ESCROW AGENTS shall return the stock certificates covering the SHARES to the VENDOR, and the ESCROW AGENTS shall thereupon be released from any obligation under this Escrow Agreement.

      5. Should a dispute arise as to the disposition of the SHARES, the ESCROW AGENTS may, in their sole discretion, deliver the same to the appropriate judicial authorities for adjudication. In any such event, the ESCROW AGENTS shall be entitled to indemnification and/or reimbursement by both the VENDOR and the PURCHASER for all costs and expenses incurred by the ESCROW AGENTS thereon.

      Furthermore, the VENDOR and the PURCHASER agree to indemnify and hold the ESCROW AGENTS harmless against any and all losses, damages, costs and expenses that may be incurred by the ESCROW AGENTS by reason of compliance in good faith with the terms of this Escrow Agreement.

      6. The ESCROW AGENTS shall have no further obligations, power and functions other than those herein expressly provided. The ESCROW AGENTS shall not be obliged to make any interpretation of the terms and conditions of this Escrow Agreement or the Purchase Agreement. In the absence of bad faith, the ESCROW AGENTS shall not be liable to any party hereto for any act or omission based upon any representation of any party, which the ESCROW AGENTS may rely upon. The responsibility of the ESCROW AGENTS to any party shall be limited to those attributable to gross negligence, fraud and evident bad faith.

      7. For its services herein the ESCROW AGENTS shall be entitled to receive compensation equivalent to PESOS _____________________ per month or fraction thereof, to be paid by the VENDOR and the PURCHASER in equal basis.

      8. The rights, duties, obligations, undertakings and entitlements of the ESCROW AGENTS under the terms of this Escrow Agreement shall in all cases be exercised, assumed, and/or shall pertain to the ESCROW AGENTS jointly and pursuant to a unanimous decision. In the event of disagreement between them, the ESCROW AGENTS shall appoint a third party to break the deadlock, and in the event they shall fail to appoint such third party within 30 days from disagreement, the selection thereof to the extent practicable, shall be made in the manner provided in the comparable provisions of the Philippine Arbitration Law for the selection of a third arbitrator.

      9. This Escrow Agreement shall be governed by and construed under the laws of the Philippines. Any action, which may be brought under this Escrow Agreement, shall be instituted before the proper court of Makati City, Metro Manila, and all parties hereto waiving any other venue.

      10. Other Provisions: (a) no amendment, modification or addition to this Escrow Agreement shall be binding upon either party unless reduced to writing and duly executed by each of the parties in the same manner as the execution of this Agreement; (b) all parties herein shall not be entitled to assign or subcontract, either in whole or in part any of its rights and obligations under this Escrow Agreement without prior written consent of each party; (c) should any provision of this Agreement be declared illegal, invalid or unconstitutional by a court of competent jurisdiction, such declaration shall not affect the legality, validity or constitutionality of the provisions hereof not affected by such declaration.

      11. This Agreement shall be terminated upon fulfilment of all conditions herein agreed upon.

IN WITNESS WHEREOF, all parties have hereunto affixed their signatures on the date and at the place first herein above written.

         TRACER PETROLEUM CORP.                      MULLINS GROUP

         By:                                         By:


         ---------------------------                 ----------------------
         LARRY W. YOUELL, President                  WILLIAM T. MULLINS

         FORUM PACIFIC, INC.
         By:


         ------------------------
         PETER S. SALUD, President


         ------------------------                    --------------------
         JESUS M. OSMENA                             ARTHUR R. PONSARAN
         (ESCROW AGENT)                              (ESCROW AGENT)

Signed in the presence of:


------------------------                    ------------------------

                                 ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES )
MAKATI CITY                 )  S.S.


      BEFORE ME, a Notary Public for and in the City of Makati, Metro Manila personally appeared this __ day of March 2003 the following persons with their respective Community Tax Certificates:

      NAME          COM. TAX CERTIFICATE#        DATE/PLACE ISSUED


Who are known to me and to me known to be the same persons, who executed the foregoing Joint Escrow Agreement consisting of Four (4) pages, properly signed by the parties and their witnesses and they acknowledged to me that the same is their own free act and voluntary deed and that of the company whom they represent.

                                                  NOTARY PUBLIC
Doc. No._____
Page No._____
Book No._____
Series of 2003

                                   SCHEDULE 8

                     THE FIXED ASSETS OF THE COMPANY IN CEBU

1.0   HYCALOG RIG HH 3500 AND ANCILLARIES

1.1   Model

      "Hycalog" Hydraulic HH 3500, Top Head Drive

1.2   Drill Mast

      The mast is 67 feet in height, sectional, with dynamic hook load capacity of 150,000 lbs., track guide for travelling block and power swivel, floor attached as one, and constructed of welded tubular steel.

1.3   Hoist/ Draw works

      "HYCALOG" HH SN 3506 : Double drum, single speed, oil batch enclosed case, pressure compensated, variable stroke, axial piston hydraulic motor and accessories mounted. Hoist drum grooved for 7/8" drilling line and sandline for 9/16"0. Full wrap type hoisting drum brakes are cooled by circulating water.

1.4   Power Swivel

      "Hycalog" Model 200 : Swivel top drive is capable of 200 rpm, 3,100 ft-lb torque, complete with drive accessories. Stem pin is 3-1/2" FH and tilts horizontally to facilitate making connections. Operates on left and right hand rotation by two (2) vane type fluid motors at maximum working pressure of 2000 psi.

1.5   Rig Floor Equipment

      Remote make-up and break-out by Power Tong Foster Model 94, sizes range from 3-1/2" to 10-3/4" by changing jaws and insert with lift stand rack; KELCO power slip J-10.

1.6   Integral Pipe Handler

      2,000 lbs capacity with pipe length of +/- 38 feet, complete with hydraulic components, raise and lower hydraulic cylinder and control. Operated by driller/roughneck at rig floor.

1.7   Pipe Racks

      One pair, hydraulically operated to feed the pipe handler from the trailer and vice-versa. Complete with hydraulic hoses, motors and fittings. Skid mounted.

1.8   Remote Control Console

      All controls for drawworks, engines, pumps, power tongs, air slips, power swivel, type "G" weight indicator, Martin-Decker with anchor and hose.

1.9   Rig Trailer

      Nabors" low bed trailer model 259, with tandem 20,000 lbs axle on 9 x 15 tires. Hydraulically levelled.

                  Rig total weight  :       65,000 lbs (estimate)

2.0   AUXILLARY BASE

      All steel fabricated. Frame made of 6" square tubing, 6" WF and 10" WF beam, centered to mast manual adjustable screw jack. Designed to suit a cellar 10 feet by 8 feet.

                  Dimensions                :        16 ft L x 10 ft W x 6 ft H
                  Estimated Weight  :       15,000 lbs

3.0   SUB-STRUCTURE

      Made and modified from US Army M80 armored tank maintenance rack. All steel fabricated platform with detachable drive-up ram. Equipped with rack over axle for in-field moves.

                  Dimension                 :        35 ft L x 9 ft W x 5 ft H
                  Estimated Weight  :       28,260 LBS

4.0   DOG HOUSE TRAILER

      Steel workdeck shed with Geolograph, 2 pin recorder, penetration and trips, hand tools, knowledge box, deviation instruments, work shop and hydraulic accumulator unit mounted in front of trailer. The dog house is hydraulically elevated above the carrier trailer bed to rig floor. The steel flooring join the dog house to the rig floor. The five-station accumulator unit is rigidly mounted to trailer deck and accessed by stepping down from dog house or rig floor.

                  Dimension                 : 41 ft L x 8 ft W x 13 ft H
                  Estimated weight :        37,000 lbs

      Mounted on tandem axle trailer with 10 x 20 tires.

5.0   PRESSURE CONTROL SYSTEMS

5.1 One (1) unit "Hydrill" MSP 2,000 Annular BOP, 11" x 3000 psi, studded top and 3000 flanged bottom (R-53 gasket) fitted with nitrile closing element.

5.2 One (1) set Shaffer LWS Gate type BOP. Double ram, 11" x 3,000 psi studded complete with 4 each 4" x 3,000 (R-37 gasket) reduced to 2" x 2,000 psi side outlet below each gate.

5.3 One (1) unit "Koomey" closing unit. Five station (one spare) type 80 Model 100-11S, WP 3,000 psi.

5.4 One (1) unit "Grant Shorty" Rotating Head, non-circulating oiler with 50 feet hole, with 7", 8 round outlet Model No. 7068.

6.0   HYDRAULIC POWER PACKAGE

      Driven by Twin 671N Detroit Diesel Engines, 250 gals, Hydraulic Oil reservoir, with two (2) commercial shearing hydraulic pumps, one (1) Garwood radial variable stroke pump, heat exchanger, pressure relief and returns system, plumbed complete to quick connect fittings; Quincy air compressor and air receiver for rig air with 400 gals fuel tank. EMSCO D-175 mud pump driven-off compound common to compressor and hydraulic pumps. With forged steel fluid end part and DEMCO shear relief valve.

      EMSCO D-175 has 6-1/2" piston, 12" stroke and 1-7/8" rod, mounted on "Hobbs" LBT tandem axle trailer with 8.25 x 15 litres

                  Dimension  :  35 ft L x 8 ft W x 9.5 ft H
                  Estimated weight :        35,000 LBS

7.0   ONE UNIT AIR COMPRESSOR "GARDNER DENVER" MODEL SKQ

      Producing 900 CFM at 350 psi, two stage screw type displacement rotary machine using two sets (main and secondary) synchronously meshing helical rotor in one cylinder to effect compression. Coupled to Detroit 12V-71T Diesel Engine, 440 HP Model #7123-7300 SN 12VAO 71853, Turbo charged, radiator cooled, 24 volts electric starter and charging alternator. Plumbed with 800 gal Fuel Tank, 2" x 100 ft. high pressure hose reel and fittings. Mounted on the side rack are 5 pcs 5" (I.D.) x 20 feet blowie line with hammer union ends. Compressor and engine is skid mounted.

      The unit is mounted on a hydraulically levelled drop deck LBT 1972, tandem axle trailer with 10 x 20 tires.

                  Dimension                 : 39 ft L x 8.5 ft W x 12.3 ft H
                  Estimated weight  :       39,200 lbs

8.0   FOAM / MIST PACKAGE

      Powered by Detroit Diesel Engine 4-71. Two cycle, 4 cylinder, 160 BHP at 2,100 rpm with twin disc PTO, driving FW1 Wheatley triplex plunger pump series 200, output range from 11-25 GPM at maximum pressure of 1,500 psi, with 3-speed Brownie power divider, 3-compartment water tank - 2,000 gal capacity, with Leroi compressor producing 30 cfm at 275 psi (can be used as auxillary to Rig air). Unit equipped with "Winco" Generator, with 120 volts/220 volts, single phase 8,000 watts, 60 Hz. Complete with left and right tool box with assorted spare hoses and fittings. A standby portable Monarch transfer pump and yellow dog pump both coupled to Briggs & Stratton gasoline engine.

      The unit is mounted on "Tempte" DRE tandem axle trailer with 8.25 x 20 tires.

                  Dimensions                : 30 ft L x 12 ft W x 8 ft H
                  Estimated Weight :        21,500 lbs
                  Additional data to Triplex plunger pump :
                  Rated at   -   13 HP at 450 rpm
                  Output     -   16 bbl/hr

9.0   CEMENTING UNIT/ MUD MIXER/ CIRCULATING UNIT

      "Western" cementing Frac unit with two (2) RB81 4-1/2 x 8 Triplex pumps, driven by two (2) units Cummins VT12-700 V-12, cylinder diesel engines, coupled with Allison CLT 6061 Torque converter. Batch mix capacity is 25 bbls, with two units Harrisburg 5 x 6 12" impeller. Maximum output power for pump, single or two engine operation. Plumbed with two (2) each 10 bbls displacement tank. Piped with 3" sch. 1502 and low torque valve. Hydraulic starter, and battery charging alternator.

      Mounted on custom built high bed trailer on a tandem axle trailer with 10 x 20 tires.
      Dimension            :      35 ft L x 8 ft Wx 13.5 ft H
      Estimated weight  :  72,000 lbs

10.0  MUD TANK

      Capacity          :  250 bbls, 3 compartments, skid mounted

      "Brandt" Single tandem (2 layer screen) and mud cleaner, both with 7.5 hp explosion proof motor with individual EP manual toggle switch and mounted on deck. Tank is plumbed for agitation.

10.1  Mixing Pump

      Escadrill 5 x 6 Centrifugal 14" Impeller pump.

10.2  Shale Shaker

      "Brandt" Single tandem (double deck screen).

10.3  Mud Cleaner

      "Brandt" Single tandem/double deck screen.

10.4 Cement Unit can be plumbed into this unit for mud mixing circulating and capabilities. Rig pump can be paralleled or compounded.

                  Dimension of tank :       48 ft L x 8 ft W x 7 ft H
                  Estimated weight  :       34,000 lbs

11.0  STORAGE VAN WITH WORKSHOP/ DRILLING OFFICE

      Fruehauf Reefer van, fully insulated and air-conditioned. Continental refrigeration unit serves as power 110V and 240V for van and office. Complete with work bench, core recovery, bench, tool and spare parts storage, small office for rig, technical library and small refrigerator, oven and washing machine.

      Mounted on a 1984 HB Fruehauf tandem axle trailer with 11 x 24.5 tubeless tires.

      Dimension                     :     45 ft L x 8 ft W x 13.17 ft H
      Estimated weight     :        42,000 lbs

12.0  CYLINDRICAL WATER TANK

      One (1) unit cylindrical water tank capacity 100 bbls with 220 V 1HP "Meyer" dispensing centrifugal pump. Plumbed with 4" x 6" discharge line.

      Mounted on HB tandem axle trailer with 10 x 22 tires.

13.0  GENERATOR SETS

13.1 One unit "GE" Generator 125 kva (100 kw) model 5SJ445 - P33YI, 30, 120/220/440 volts, 0.8 PF driven by Detroit Diesel engine 671N, 250 HP at 2300 RPM. Wired to distribution cicuit breakers. Equipped with individual control for pumps, rig lights, electric tools and appliances, with brand new Royal cords as follows:

      13.1.1            75 mtrs Royal cord # 6/4C with fittings
      13.1.2            150 mtrs Royal cord # 12/4C with fittings
      Mounted on a single axle double tires L7 215/85 custom built trailer.

              Trailer dimension :       12 ft L x 7 ft W x 5 ft high
              Estimated weight  :       8,000 lbs

13.2 One unit "Winco" Generator, 8,000 watts capacity, model 8KS4GC-13, 115/220 volts, 35 amps, single phase rated at 1800 rpm mounted on foam/ mist unit.

13.3 One unit "Honda" Portable Generator model EM 5000S, 120/240 volts 60 Hz, rated at 4.5 kva, single phase, DC Voltage, 12 volts at 8.3 amps, gasoline engine, battery and hand crank starter.

14.0  TRANSPORTATION AND LIFTING FACILITIES

14.1 One (1) unit "Autocar" 1979 tractor/winch/rig truck. Powered by Cummins 350 engine, 4 x 5 trans with Tulsa 70 and Tulsa 34 winch, oil field bed, heavy load gin poles, fifth wheel hitch, oil field bumper with rolling tailboard and 10 x 22 tires. (VIN # PT1 FRH MO88825)

              Dimensions        :       30 ft L x 8 ft W x 9 ft H

14.2 One (1) unit "Autocar" 1978, motor number Q01FTGD0867 98, powered by Cummins 290 Diesel Engine, with 10 x 20 tires. Other specification as above.

14.3 One unit Mack truck, prime movers powered with Cummins 220 diesel engine Model B 62SX1 with fifth wheel hitch and 10 x 20 tires.

14.4 One (1) unit CAT DC6 Power shift dozer, hydraulic tilting 10-ft blade and with four (4) ripper, 6 cylinder diesel engine SN # 691-UP, complete with winch and tow hitch.

15.0  TRAILERS


15.1 One (1) unit Semi trailer low bed, 25 ton capcity built for CAT D6C bulldozer. Mounted on tandem axle, 4 each 10 x 15 Hi-Miller tires, complete with manual operated landing gear.

                  Dimensions                :        35 ft L x 9.5 ft W

15.2  One (1) unit custom built trailer for BOP. Mounted on tandem axle with
      8.25 x 15 tires with folding landing gear.

                  Dimensions                :        35 ft L x 8 ft W

15.3 One (1) unit high bed trailer "Tempte" (for 2-7/8" drill pipes) mounted on tandem axles with 10 x 20 tires, manual poor boy landing gear and rolling tailboard.

15.4 One (1) unit "Spencer" high bed trailer (for 3-1/2" DP) mounted on tandem axle 10 x 22 tires 8 ply nylon thread and 6-ply sidewall with rolling tailboard.

                  Dimensions                :        35 ft L x 8 ft W x 8 ft H
                  Estimated weight  :       55,000 lbs

16.0  STEEL STORAGE VAN

      White color, 40 ft. L x 8 ft W x 8 ft H, materials and supplies stored subject to inventory. Skid mounted.

17.0  CYLINDRICAL FUEL STORAGE TANK

      One (1) unit, 6.5 ft in diameter x 15 ft L, with manhole, 2" vent and 2" outlet. No baffles, skid mounted. Capacity, 13,600 litres.

18.0  CHOKE MANIFOLD ASSEMBLY

      One (1) unit 2-1/16" x 5000 psi, with 4-way cross, 2-1/16" complete with "Gulfco", two manual adjustable chokes, skid mounted.

19.0  PRODUCTION METER DANIELS "SIMPLEX" (Daniels Ind.)

      Meter run, Sch. 80, 3" - 300 lbs, mounted on a 3 ft x 9 ft manifold, 3 pens, Barton recorder 202E with total hook-up of :

19.1  3" x 300 lbs threaded Kimray Back pressure valve regulator

19.2 3" "Flangnek" Ring joint flange orifice plate holder with 3 sets of SS304 meter tops 0.50", 0.625" and 1.00".

20.0  DRILL PIPES

20.1 3,622 ft Drill Pipe 2-7/8" x 10.4 ppf x 2-7/8" IF Pin and Box Connection 2,287 ft Drill Pipe 3-1/2" x 13.3 ppf x 3-1/2" IF Pin and Box Connection
         67 ft  Drill Pipe 5" x 15.5 ppf (for ginpole use)
                NOTE              :  Drill pipes with no recent inspection.

21.0  DRILL COLLARS

      Drill collars with thread protectors.

      21.1     8 pcs    Slick Drill Collars       4-3/4" x 2-1/4" ID x 3-1/2" IF connections
      21.2     8 pcs    Slick Drill Collars       4-1/4" x 2" x 3-1/2" IF connections
      21.3     4 pcs    Slick Drill Collars       6-13/16" x 3" x 4-1/2" IF connections
      21.4     1 pc     Slick Drill Collars       4-5/8" x 2-1/4" x 3-1/2" IF connections

22.0  WELDING MACHINES/ CUTTING OUTFIT

      22.1 One (1) unit "Lincoln" gasoline driven welding machine, Model SA 200F-163, 200 amps capacity. Variable voltage DC Arc welding power source, with 115 volts DC power outlet.

      22.2 One (1) set "Victor" cutting outfit Model CA 2460 complete with regulators, two oxygen tanks (one spare) and one acetylene tank. Set mounted on heavy duty push cart.